EXHIBIT 12.2

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES FOR THE KROGER CO. AND CONSOLIDATED SUBSIDIARY COMPANIES FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 2005

	January 29, 2005 (52 weeks) (as restated)	January 31, 2004 (52 weeks) (as restated)	February 1, 2003 ( 52 weeks)	February 2, 2002 (52 weeks)	February 3, 2001 (53 weeks) (as restated)
Earnings:
Earnings before tax expense(1)	$286	$739	$1,950	$1,706	$1,525
Fixed charges(1)	950	983	1,000	1,032	1,065
Capitalized interest	(5)	(5)	(5)	(9)	(7)

	$1,231	$1,717	$2,945	$2,729	$2,583

Fixed charges:
Interest(1)	$562	$609	$624	$659	$688
Portion of rental Payments deemed to be interest	388	374	376	373	377

	$950	$983	$1,000	$1,032	$1,065

Ratio of earnings to fixed charges (1)	1.3	1.7	2.9	2.6	2.4

(1)	Amounts have been adjusted for the Company’s adoption of SFAS No. 145 on February 2, 2003. Adoption of this Statement required the Company to reclassify the debt extinguishments recorded as extraordinary items in prior periods as interest expense in those periods. These debt extinguishments totaled $19 million and $5 million, pre-tax, in the fiscal years ended February 1, 2003 and February 3, 2001, respectively. There were no debt extinguishments recorded as extraordinary items during the fiscal year ended February 2, 2002.